NEWS RELEASE

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For Immediate Release

Bell Canada to make $750 million voluntary pension contribution

MONTRÉAL, December 11, 2012 – BCE Inc. (TSX, NYSE: BCE), Canada’s largest communications company, today announced plans to apply $750 million of its year-end 2012 cash balance towards a voluntary contribution to Bell Canada’s defined benefit pension plan to further improve the funded status of the plan and reduce the amount of Bell’s future pension obligation.

The voluntary contribution will be funded from cash on hand at the end of 2012. As this pension pre-payment is fully tax deductible, cash tax savings of approximately $200 million will be realized early in 2013. Bell’s net pension plan financing cost will also benefit from the stronger valuation position of the plan, contributing to higher annual net earnings of approximately $0.02 per share beginning in 2013.

“Accelerating the funding of Bell’s future pension obligation is an efficient use of our cash given the backdrop of a persistently low interest rate environment,” said Siim Vanaselja, Chief Financial Officer of BCE and Bell Canada. “With this contribution, which preserves the pension plan’s funded status at a high level, we expect Bell’s normal pension funding and cash income taxes for 2013 to be maintained at a similar level to 2012. This action both de-risks the pension plan and improves Bell’s longer term financial flexibility to enhance returns to our shareholders through reduced future pension funding requirements and expense.”

Updated 2012 financial outlook
As a result of the $750 million voluntary pension contribution, BCE updates its financial guidance for 2012 as follows:

2012 Guidance	February 9 Guidance	August 8 Guidance	Current Outlook
Bell (i)
Revenue Growth	3% — 5%	Lower end	On track
EBITDA Growth	2% — 4%	Higher end	On track
Capital Intensity	=16%	~16%	On track

BCE

Adjusted EPS (ii)	$3.13 — $3.18	$3.15 — $3.20	On track
Free Cash Flow (iii) - Before voluntary pension contribution - After voluntary pension contribution	$2.35B — $2.5B n.a.	No change n.a.	On track $1.6B — $1.75B

(i)	Bell’s 2012 financial guidance for revenue, EBITDA and capital intensity is exclusive of Bell Aliant.

(ii)	EPS before severance, acquisition and other costs and net gains/losses on investments.

(iii)	Free cash flow before common share dividends and including dividends from Bell Aliant.

BCE will report its fourth-quarter 2012 results and provide its 2013 financial outlook on February 7, 2013.

About BCE
BCE is Canada’s largest communications company, providing a comprehensive and innovative suite of broadband wireless and wireline communication services to residential and business customers under the Bell and Bell Aliant brands. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media, including CTV, Canada’s leading television network, and the country’s most-watched specialty channels.

The Bell Mental Health Initiative is a multi-year charitable program that promotes mental health across Canada via the Bell Let’s Talk anti-stigma campaign and support for community care, research and workplace best practices. To learn more, please visit Bell.ca/LetsTalk. For BCE corporate information, please visit BCE.ca. For Bell product and service information, please visit Bell.ca. For Bell Media, please visit BellMedia.ca.

Media inquiries:
Jean Charles Robillard
Bell Communications
(514) 870-4739
jean—charles.robillard@bell.ca

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca

Caution Concerning Forward-Looking Statements
Certain statements made in this news release, including, but not limited to, statements relating to our 2012 financial guidance (including revenues, EBITDA, capital intensity, Adjusted EPS and free cash flow), expected levels of normal pension funding and cash income taxes for 2013, and other statements that are not historical facts, are forward-looking. Forward-looking statements may include words such as aim, anticipate, assumption, believe, could, expect, goal, guidance, intend, may, objective, outlook, plan, project, seek, should, strategy, strive, target and will. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at December 11, 2012 and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Except as otherwise indicated by BCE, forward-looking statements do not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after December 11, 2012. The financial impact of these transactions and non-recurring and other special items can be complex and depends on the facts particular to each of them. We therefore cannot describe the expected impact in a meaningful way or in the same way we present known risks affecting our business. Forward-looking statements are presented for the purpose of providing information about management’s current expectations and plans and allowing investors and others to obtain a better understanding of our anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes.

We encourage investors to also read BCE’s 2011 Annual MD&A dated March 8, 2012 (included in the BCE 2011 Annual Report), BCE’s 2012 First Quarter MD&A dated May 2, 2012, BCE’s 2012 Second Quarter MD&A dated August 7, 2012 and BCE’s 2012 Third Quarter MD&A dated October 31, 2012, for additional information with respect to certain of these and other assumptions and risks, filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). These documents are also available on BCE’s website at www.bce.ca.